AMENDMENT TO EMPLOYMENT AGREEMENT

(as Amended and Restated as of June 12, 1998)

This Amendment (“Amendment”) to the Employment Agreement as Amended and Restated as of June 12, 1998, as amended (the “Employment Agreement”), by and between CSK AUTO, INC., an Arizona corporation (the “Company”) and MAYNARD JENKINS, an individual residing at 19859 N. 84th Way, Scottsdale, AZ 85255 (the “Executive”), is made and entered into as of the      day of      , 2007.

WHEREAS, the Executive and the Company have entered into the Employment Agreement governing the terms and conditions of the Executive’s employment and benefits payable upon the termination thereof; and

WHEREAS, the Company and the Executive announced on September 28, 2006 that Executive is planning to retire from service with the Company, subject to the Company’s hiring of a successor to the Executive; and

WHEREAS, the Company and the Executive announced on October 27, 2006 that Executive will be entitled to receive a bonus payment equal to $900,000 at such time as the Company hires a successor to the Executive; and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement, effective as of the date hereof, to reflect the terms and conditions of the Executive’s retirement from service with the Company and the previously announced bonus opportunity;

NOW, THEREFORE, BE IT RESOLVED that the Employment Agreement is amended as follows:

1. Retirement.  The Company and the Executive agree that the Executive shall remain employed as an officer of the Company, on an “at-will” basis, subject to the oversight and direction, and serving at the pleasure of the Board of Directors of the Company, until the later of (i) the date on which the Executive attains the age of 65 or (ii) the earlier of (x) the date on which a new Chief Executive Officer (the “Successor CEO”) commences employment with the Company and (y) September 30, 2007 (the later of (i) and (ii) referred to herein as the “Retirement Date”).  The Company and the Executive agree that, assuming Executive is still employed by the Company, Executive shall retire from employment with the Company on the Retirement Date and resign from all positions with the Company held by the Executive as of the Retirement Date.

2. Succession.  The Company and the Executive agree that if the Company hires a Successor CEO prior to the date on which the Executive attains the age of 65, from and after the commencement of the Successor CEO’s employment with the Company and until the Retirement Date, the Executive shall serve as an officer of the Company with the title Advisor to the CEO.

3. Succession Bonus.  The Company and Executive hereby agree that so long as the Executive remains employed by the Company through the Retirement Date, once Executive retires on the Retirement Date, the Executive shall be entitled to receive a lump-sum bonus payment in the amount of $900,000, less applicable withholding (the “Succession Bonus”).  Notwithstanding anything herein to the contrary, for avoidance of doubt, in the event that (i) the Executive’s employment with the Company is terminated prior to the Retirement Date for any reason (including, without limitation, either by the Company for or not for “Cause” (as defined in Section 6.1 of the Employment Agreement) or by the Executive for or not for “Good Reason” (as defined in Section 6.3 of the Employment Agreement)), the Executive shall not be entitled to receive the Succession Bonus, (ii) the Executive’s employment is terminated prior to the Retirement Date as a result of death or Permanent Disability or by the Company for a reason other than for “Cause” or by the Executive for “Good Reason,” the Executive shall be entitled  to receive the amounts set forth in Sections 6.2 or 6.3 (as the case may be) of the Employment Agreement, but not the Succession Bonus, and (iii) the Executive fails to retire on the Retirement Date in accordance with Paragraph 1 above, such event shall constitute “Cause,” thereby allowing the Company to terminate the Executive in accordance with Section 6.1 of the Employment Agreement and, in such instance, the Executive shall not be entitled to the Succession Bonus but shall be entitled to receive only the amounts specified in Section 6.1 of the Employment Agreement; provided, however, that in the event the Executive fails to retire on the Retirement Date in accordance with Paragraph 1 above due to the fact that the Company has not yet retained a Successor CEO or identified anyone else to serve in such capacity or perform such functions (whether on a temporary or permanent basis) and requests Executive, and Executive agrees, to remain employed by the Company as Chief Executive Officer beyond the Retirement Date, Executive shall be entitled as of September 30, 2007 to receive the Succession Bonus.

4. Effect of Amendment.  The Company and the Executive hereby agree that, notwithstanding anything herein or in the Employment Agreement to the contrary, none of the actions contemplated by this Amendment shall (i) constitute Good Reason or (ii) limit the Company’s right to terminate the Executive’s employment with or without Cause prior to the Retirement Date.  Except as set forth herein, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

CSK AUTO, INC.

By:

Printed Name:

Its:

EXECUTIVE

MAYNARD JENKINS